                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                            (Amendment No.      )*
                                          ------

                            World Collectibles, Inc.
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                                (Name of Issuer)

                     Common Stock, par value $.01 per share
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                         (Title of Class of Securities)

                                    98143P106
                       ----------------------------------
                                 (CUSIP Number)

                                  July 26, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               / / Rule 13d-1(b)
                               /X/ Rule 13d-1(c)
                               / / Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP NO. 98143P106

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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Mekura Associates, LLC
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
         Nevada
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 Number of Shares             (5) Sole Voting Power
 Beneficially                       450,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    450,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     450,000
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See

     Instructions)        / /
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(11) Percent of Class Represented by Amount in Row (9)

     5.1%
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(12) Type of Reporting Person (See Instructions)
     OO
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CUSIP NO.: 98143P106


ITEM 1.

    (a)   Name of Issuer

          World Collectibles, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices

          4970 Arville Street
          Las Vegas, Nevada 89118
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ITEM 2.

    (a)   Name of Person Filing

          Mekura Associates, LLC
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence

          892 E. Williams Street, Suite C, Carson City, Nevada 89701
          ---------------------------------------------------------------------
    (c)   Citizenship

          Not applicable
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    (d)   Title of Class of Securities

          common stock
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    (e)   CUSIP Number

          98143P106
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act.

    (b) / / Bank as defined in section 3(a)(6) of the Act.

    (c) / / Insurance company as defined in section 3(a)(19) of the Act.


    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940.

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).



CUSIP NO.: 29381A105


ITEM 4.  OWNERSHIP

    (a) Amount beneficially owned:

        450,000 shares
    ---------------------------------------------------------------------------

    (b) Percent of class:

        5.1%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote

              450,000
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote

              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of

              450,000

              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of

              0

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.


CUSIP NO.: 98143P106


ITEM 10. CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    August 4, 2000
                                       ----------------------------------------
                                                         Date

                                                 /s/ David Brooks
                                       ----------------------------------------
                                                      Signature

                                                 David Brooks, Manager
                                       ----------------------------------------
                                                      Name/Title